AMENDED AND RESTATED
                         BUSINESS MANAGEMENT AGREEMENT
                                    BETWEEN
                    TEMPLETON VARIABLE PRODUCTS SERIES FUND
                                      AND
                        TEMPLETON FUNDS ANNUITY COMPANY



                  AGREEMENT as of October 30, 1992, as amended and restated ______________, 1996, between Templeton Variable Products Series Fund, a registered open-end management investment company (the "Trust") comprised of six series (Templeton Stock Fund, Templeton Bond Fund, Templeton Asset Allocation Fund, Templeton International Fund, Templeton Money Market Fund and Templeton Developing Markets Fund) and any additional series that may be created in the future (the "Funds"), and Templeton Funds Annuity Company ("TFAC").

                  In consideration of the mutual promises herein made, the parties hereby agree as follows:

         (1) TFAC agrees, during the life of this Agreement, to be responsible for:

                  (a) providing office space, telephone, office equipment and supplies for the Trust;

                  (b) paying compensation of the Trust's officers for services rendered as such;

                  (c) authorizing expenditures and approving bills for payment of behalf of the Trust;

                  (d) supervising preparation of annual and semiannual reports to Shareholders, notices of dividends, capital gains distributions and tax credits;

                  (e) daily pricing of the Funds' investment portfolios and preparing and supervising publication of daily quotations of the bid and asked prices of the Funds' Shares, earnings reports and other financial data;

                  (f) monitoring relationships with organizations serving the Trust, including custodians, transfer agents and printers;

                  (g)      providing trading desk facilities for the Funds;
                  (h) supervising compliance by the Trust with record-keeping requirements under the Investment Company Act of 1940, as amended (the "1940 Act") and the regulations thereunder, with state regulatory requirements, maintenance of books and records for the Trust (other than those maintained by the Trust's custodian and transfer agent), and preparing and filing of tax reports other than the Trust's income tax returns; and

                  (i) providing executive, clerical and secretarial help needed to carry out the above responsibilities.

         (2) The Trust agrees, during the life of this Agreement, to pay to TFAC as compensation for the foregoing a monthly fee equal on an annual basis to 0.15% of the first $200 million of the aggregate average daily net assets of the Funds during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.1%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

         (3) This Agreement shall remain in full force and effect through , 1997 and thereafter from year to year to the extent such continuance is approved annually by the Board of Trustees of the Trust in accordance with the requirements of applicable law.

         (4) This  Agreement may be terminated by the Trust at any time on sixty
(60) days' written notice without payment of penalty provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act); and shall terminate automatically and immediately in the event of its assignment.

         (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of TFAC, or of reckless disregard of its obligations hereunder, TFAC shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

         (6) It is understood and expressly stipulated that neither the holders of Shares of the Funds nor any Trustee, officer, agent or employee of the Trust shall be personally liable hereunder, nor shall any resort be had to other private property for the satisfaction of any claim or obligation hereunder, but the Trust only shall be liable.
                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.


                                   TEMPLETON VARIABLE PRODUCTS
                                  SERIES FUND


                                  By: ___________________________
                                            John R. Kay
                                           Vice President

ATTEST:


Thomas M. Mistele
Secretary


                                    TEMPLETON FUNDS ANNUITY COMPANY


                                     By: __________________________
                                              Richard P. Austin
                                                President
ATTEST:

Thomas M. Mistele
Secretary